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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 5, 2001



                                  BLUEFLY, INC.
                                  -------------
             (Exact name of registrant as specified in its charter)

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         Delaware                     333-22895                  13-3612110
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(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)
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                  42 West 39th Street, New York, New York 10018
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 944-8000


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ITEM 1. CHANGE IN CONTROL
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     On November 13, 2000 Bluefly, Inc. (the "Company") entered into an agreement, (the "Investment Agreement), with Quantum Industrial Partners LDC and SFM Domestic Investments LLC, affiliates of Soros Private Equity Partners LLC (collectively referred to as Soros) which provides for (i) the conversion of $20,000,000 of the Company's debt to Soros in the form of senior subordinated convertible notes into an equity interest in the Company and (ii) an additional equity investment in the Company by Soros of up to $10,000,000. The conversion of indebtedness and the additional investment are referred to herein as the "Soros Investment." The Investment Agreement provides for the Soros Investment to be consummated in three closings. The Investment Agreement also provides for the reincorporation of the Company from a New York corporation into a Delaware corporation (the "Reincorporation"), subject to shareholder approval. On February 1, 2001, the Company's shareholders approved both (i) the Soros Investment and (ii) the Reincorporation.

     The first closing under the Investment Agreement occurred simultaneously with the signing of the Investment Agreement on November 13, 2000. At the first closing, Soros purchased subordinated convertible promissory notes (the "New Notes") in an aggregate principal amount of $5,000,000 from the Company, for cash, and exchanged its senior convertible promissory notes from the Company in an aggregate principal amount of $15,000,000 for subordinated convertible promissory notes (the "Amended Notes", and together with the New Notes, the "Notes") of equal principal amount. The Notes were convertible into shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at the rate of $2.34 per share.

     On February 5, 2001, the Company consummated the second closing under the Investment Agreement. At this closing, the Notes and all interest accrued on the Notes were automatically converted into shares of Series B Preferred Stock at a rate of $2.34 per share. In addition, the terms of the Series A Convertible Preferred Stock (the "Series A Preferred Stock") were amended to reduce the conversion price to $2.34 a share and to eliminate the provision which provides for adjustment to the conversion price if the Company issues shares of common stock at a price below the then effective conversion price. As a result of this second closing, a change in control of the Company occurred. As of February 5, 2001, Soros is the beneficial owner of approximately 72.2% of the outstanding voting stock of the Company and effectively controls the Company's management and policies through its ability to control any vote of the Company's Board of Directors and through its veto power over certain specified Company actions. The shares of Series B Preferred Stock were issued in exchange for the Notes, which were originally funded out of working capital of each of Quantum Industrial Partners LDC and SFM Domestic Investments LLC.

     As soon as practicable following the effective date of the Company's registration statement on Form S-3 dated November 20, 2000 the Company will commence the third step of the Investment Agreement - a rights offering pursuant to which it will offer its public shareholders the right to purchase up to an aggregate of $20 million of common stock at a price

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of $2.34 per share. If the public shareholders purchase less than $20 million of common stock under the rights offering, pursuant to a standby commitment, Soros would purchase an amount of common stock equal to the difference between $20 million and the amount purchased by the public shareholders, up to a total $10 million. The third closing will occur as soon as practicable after the expiration of the rights offering.

     The Investment Agreement may be terminated at the Company's election under certain circumstances, including if there has been a material breach of the agreement by Soros or if the third closing does not occur by August 1, 2001, other than as a result of a breach by the Company. The Investment Agreement may be terminated at the election of Soros, under certain circumstances, including if there has been a material breach of the agreement by the Company or a material adverse change in the Company's business, financial condition or prospects or if the third closing does not occur by May 1, 2001, other than as a result of a breach by Soros.

     A copy of the unaudited pro forma balance sheet of the Registrant as of February 5, 2001 after giving effect to the second closing under the Investment Agreement is attached hereto as Exhibit 99.1

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
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(c)  Exhibits.

99.1 Unaudited Pro forma balance sheet of the Registrant as of February 5, 2001.














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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BLUEFLY, INC.
                                             (Registrant)

Dated: February 5, 2001                 By: /s/ Patrick C. Barry
                                            --------------------------------
                                            Patrick C. Barry
                                            Chief Financial Officer






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                                INDEX TO EXHIBITS



Exhibit No.       Description
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99.1              Unaudited Pro Forma balance sheet of the Registrant as of
                  February 5, 2001.